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                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15 (d) of the
                         Securities Exchange Act of 1934


DATE OF REPORT (Date of earliest event reported) March 11, 1999

                        AERO SERVICES INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)


          Louisiana                 1-10190               72-0385274
(State or other jurisdiction       (Commission           (IRS Employer
     of incorporation)            File Number)         Identification No.)


660 Newtown-Yardley Road., Newtown, Pennsylvania                 18940
(Address of principal executive offices)                      (Zip Code)


Registrant's telephone number, including area code       (215) 860-5600


                                       N/A
          (Former name or former address, if changed since last report)
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Item 2. Acquisition or Disposition of Assets.

         On March 11, 1999, the Registrant, pursuant to an Asset Sale Agreement, a copy of which is filed herewith as an exhibit, disposed of it's Fixed Base Operation at Chicago's Midway Airport ("Chicago FBO") for consideration in the amount of $17,750,000 to Atlantic Aviation Flight Support, Inc. The sale of the Chicago FBO represented a sale of substantially all of the assets of the Registrant. Net proceeds to the Registrant at settlement for the sale were $10,800,000. Funds were held in an escrow account in an amount sufficient to cause to be redeemed those certain City of Chicago, Cook County, Illinois, $3,500,000 Floating Rate Monthly Demand Airport Special Facility Revenue Bonds (CSX Beckett Aviation, Inc. Project) Series 1984 (the "Bonds") that are obligations of the Registrant's wholly owned subsidiary, Beckett Aviation, Inc., and $3,020,000 also was held in escrow pending resolution of negotiations to reduce the Registrant's real estate tax liability with Cook County ("Disputed Taxes").

The Registrant intends to cause the optional redemption of the Bonds to occur on April 15, 1999, however there can be no guarantee that the Bonds will be redeemed at that time. A separate escrow account was established and funded in an amount necessary to satisfy the Disputed Taxes. The Registrant has retained local counsel to negotiate a resolution of the Disputed Taxes with Cook County and the State of Illinois and expects that resolution will result in a reduction in the amount of the Disputed Taxes. Resolution of the Disputed Taxes is expected within six months, but cannot be guaranteed to occur within that time period. In addition to the forgoing amounts held in escrow, another $390,000 of sale proceeds is being held for any possible Environmental Protection Agency cleanup that may be required when the fuel farm at the Chicago Midway Airport is replaced; which replacement is expected to occur within the next 18 to 24 months.

The net proceeds to the Registrant from the sale of the Chicago FBO should enable the Registrant to reduce its debt and provide capital for additional investments. Management of the Registrant is exploring a possible opportunity to acquire an FBO similar to its existing Harrisburg FBO which investment is not expected to require a large initial investment. The Registrant is at the same time exploring investments in other business opportunities not related to the aviation industry. To this end, the Registrant, in conjunction with R. Ted Brant, Jr., an officer and director of the Registrant, formed a limited liability company named the RTB/AS, L.L.C. (the "Company") in January, 1999. The express purpose of the Company is to invest in the auto racing industry. The Registrant's initial investment in the Company was $832,000 and a majority of the net proceeds from the sale of the Registrant's Chicago FBO also is expected to be invested in this Company. Management is continuing its search for business opportunities that could produce profits whereby the approximately $34 million of net operating loss carryforward could be utilized to produce maximum cash flow. However, there can be no assurance the Registrant can be returned to profitability or maintained as a going concern.
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Item 7. Financial Statements and Exhibits.

(a)      Not Applicable.

(b) The pro-forma statement of operations for the year ended September 30, 1998 giving effect to the sale of the Chicago facility as if it had occurred on October 1, 1997, and pro-forma statement of operations for the three month period ended December 31, 1998 will be filed with the Registrant's 10-KSB and 10-QSB, respectively.

(c)      Exhibit filed herewith: Asset Purchase Agreement by and among
         Aero Services International, Inc. and Beckett Aviation, Inc. (as "Sellers") and Atlantic Aviation Flight Support, Inc. (as "Buyer"), dated March 9, 1999.
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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


AERO SERVICES INTERNATIONAL, INC.


Date: March 30, 1999

BY:_______________________________
   Paul R. Slack
   Chief Accounting Officer